Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of E Com Ventures, Inc. on Form S-8 of our report dated April 30, 2004, except for the fourth paragraph of Note 6, as to which the date is May 12, 2004, appearing in the Annual Report on Form 10-K/A of E Com Ventures, Inc. for the year ended January 31, 2004.


/s/ DELOITTE & TOUCHE LLP


Miami, Florida
September 16, 2004